Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement of SkyPeople Fruit Juice, Inc. on Form S-3 (File No. 333-206353) of our report dated March 31, 2015, except for footnote 17, as to which the date is November 25, 2016 with respect to our audit of the consolidated financial statements as of and for the year ended December 31, 2014, which report is included in the Annual Report on Form 10-K of SkyPeople Fruit Juice, Inc. for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ ARMANINO LLP

San Ramon, California

February 17, 2017